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                                     [LETTERHEAD]


                                  November 6, 1996



Physician Partners, Inc.
111 SW Columbia Street
Suite 725
Portland, Oregon  97201
Attention:  David Goldberg

HealthFirst Medical Group, P.C.
10535 N.E. Glisan
Portland, Oregon  97220
Attention:  Jerry Erstgaard

The Corvallis Clinic, P.C.
444 NW Elks Drive
Corvallis, Oregon  97330
Attention:  David Kobriger

Medford Clinic, P.C.
555 Black Oak Drive
Medford, OR  97504
Attention:  Jon Ness

Gentlemen:

          We have acted as special counsel to HealthFirst Medical Group, P.C., an Oregon professional corporation ("HealthFirst"), The Corvallis Clinic, P.C., an Oregon professional corporation ("Corvallis Clinic"), and Medford Clinic, P.C., an Oregon professional corporation ("Medford Clinic" and, together with HealthFirst and Corvallis Clinic, referred to herein, collectively, as the "Companies"), and Physician Partners, Inc., a Delaware corporation ("PPI"), in connection with the merger of each of HealthFirst, Corvallis Clinic and Medford Clinic with and into PPI (the "Merger"), pursuant to the Amended and Restated Agreement and Plan of Reorganization and Merger, dated as of September 19, 1996, as amended on November 4, 1996, among the Companies and PPI (the "Reorganization and Merger Agreement"). Capitalized terms used but not defined herein shall be used herein as defined in the Reorganization and Merger Agreement.

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November 6, 1996
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          In that connection, you have requested our opinion
regarding certain Federal income tax consequences of the Merger. In formulating our opinion, we have examined the Reorganization and Merger Agreement, the Joint Proxy Statement/Prospectus (the "Proxy Statement") of the Companies and PPI in substantially the form to be delivered to respective shareholders of the Company and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement and in accordance with the provisions of the Reorganization and Merger Agreement, (ii) the statements concerning the Merger set forth in the Proxy Statement (including the purposes of the parties for consummating the Merger) are accurate and complete and (iii) the representations made to us by PPI, HealthFirst, Corvallis Clinic and Medford Clinic in the respective Officer's Certificates, each dated November 3, 1996, and delivered to us for purposes of this opinion, are accurate.

          Based upon the foregoing, we are of the opinion that, for Federal income tax purposes, it is more likely than not that:

          i. the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and PPI, HealthFirst, Corvallis Clinic and Medford Clinic will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          ii. no gain or loss will be recognized by the Companies or PPI in connection with the Merger;

          iii. no gain or loss will be recognized by the shareholders of any of the Companies upon their receipt of shares of PPI Class A Common Stock in exchange for their shares of capital stock of HealthFirst, Corvallis Clinic or Medford Clinic, as the case may be;

          iv. the tax basis of the shares of PPI Class A Common Stock received by the shareholders of HealthFirst, Corvallis Clinic and Medford Clinic will be the same as the tax basis of the capital stock in HealthFirst, Corvallis Clinic and Medford Clinic, as the case may be, exchanged therefor; and

          v. the holding period of PPI Class A Common Stock in the hands of the shareholders of HealthFirst, Corvallis Clinic and Medford Clinic will include the holding period of the capital stock in

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November 6, 1996
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               HealthFirst, Corvallis Clinic and Medford Clinic,
               as the case may be, exchanged therefor.

          You should note that our opinion is based upon the facts presented to us, including the representations made to us in the Officer's Certificates, each dated November 3, 1996. Any changes therein at or subsequent to the date hereof may necessitate a reconsideration of our opinion and, possibly, a different conclusion. Furthermore, our opinion is based on the current Code, Treasury Regulations and other authorities. These authorities are subject to change, perhaps retroactively.
Finally, we express no opinion as to the tax consequences of the PC Reorganizations (including the HealthFirst Distribution, the Corvallis Clinic Distribution and the Medford Clinic Distribution) as contemplated in the Reorganization and Merger Agreement, including whether the PC Reorganizations qualify as reorganizations under Sections 368(a)(1)(D) and 355 of the Code.

                                  Very truly yours,



                                  McDermott, Will & Emery